                                                                  EXHIBIT (e)(4)

                             EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into by and between Telocity, Inc. (the "Company") and Edward J. Hayes, Jr. (the "Employee") on December 10th, 1999.

     1.  POSITION AND DUTIES. The Employee shall be employed by the Company as
         -------------------
its Executive Vice President and Chief Financial Officer reporting only to the Company's Chief Executive Officer (CEO) beginning no later than January 3rd, 2000 (the "Effective Date"). Employee agrees to devote his full business time, energy and skill to his duties at the Company. These duties shall include those duties customarily performed by the Chief Financial Officer, as well as those duties that may be assigned by the CEO from time to time.

     2.  TERM OF EMPLOYMENT. The Employee's employment with the Company will be
         ------------------
for no specified term, and may be terminated by the Employee or the Company at any time, for any reason, with or without cause, and neither the Employee nor the Company shall have any further obligation or liability whatsoever under this Employment Agreement to the other, except as may be specifically set forth herein.

     3.  COMPENSATION. The Employee shall be compensated by the Company for his
         ------------
services as follows:

         3.1  Base Salary. The Employee shall be paid a monthly Base Salary of
              -----------
$20,833.33 per month ($250,000.00 [Two Hundred and Fifty Thousand U.S. Dollars] on an annualized basis), subject to applicable withholding, in accordance with the Company's normal payroll procedures. The Employee's base salary shall be reviewed on at least an annual basis and may be increased as appropriate. In the event of such an increase, the new amount shall become the Employee's Base Salary.

         3.2  Benefits. The Employee shall have the right, on the same basis as
              --------
other members of the Company's senior management, to participate in and receive benefits under any of the Company's Employee Benefit Plans (broadly structured in Attachment A), as such plans may be modified from time to time. The Employee shall be entitled to the benefits afforded to other members of senior management under the Company's vacation, holiday and business expense reimbursement policies. The Employee will be entitled to five (5) weeks vacation. To the extent the Employee is unable in the execution of his duties and responsibilities to take the allotted (and any previously-carried-over) vacation in any given year, the Employee will be eligible to roll-over up to five (5) weeks of vacation annually.

         3.3  Annual Incentive Bonus. By way of description and not limitation,
              ----------------------
the Employee shall be entitled to the benefits afforded to other members of senior management under the Company's Bonus Program (broadly structured in Attachment B regarding components based upon company performance and individual performance in any given fiscal year). The Bonus Program shall be defined within thirty (30) days of the Effective Date and which shall, in any case, contain a target bonus amount of 50% of the Employee's base salary.

The range of this annual incentive bonus shall be determined by senior management as it formulates the mechanics of the Company's management incentive compensation plan.

         3.4  Hiring Bonus. In order to incent the Employee to join the Company
              ------------
and address certain forfeitures, including forfeited stock options, prompted by leaving the Employee's current employer, and to reimburse the Employee for certain relocation expenses, the Company will provide a one-time Hiring Bonus award of $325,000.00 (Three Hundred and Twenty-Five Thousand U.S. Dollars), payable within thirty (30) days of the Effective Date.

     4.  STOCK OPTIONS. The Employee shall be granted the option to purchase
         -------------
370,000 (Three Hundred and Seventy Thousand) shares of the Company's Common stock (the "Stock Options"), at an exercise price per share equal to the fair market value of the Company's Common Stock on the date of grant as determined by the Board in its sole discretion. Such grant and determination shall be made no later than thirty (30) days after the Effective Date. To the extent possible, such Option will be an incentive stock option. The Stock Options shall vest monthly at the rate of 1/48 per month; however there shall be a twelve (12) month cliff vesting period, upon which the first 1/4th of the Stock Options shall vest. Upon the termination of the Employee's employment in accordance with the provision of Paragraph 6 below, the Stock Options shall vest as described in such provisions. Except as provided herein and in Paragraph 6 below, the Stock Options shall be subject to the terms of the Company's Stock Option Plan and the Company's standard incentive and non-statutory Stock Option Purchase Agreements (the "Standard Agreements" described in Attachment D), provided pursuant to the Company's Stock Option Plan. The Employee will be permitted to exercise the option in full prior to vesting in the underlying shares, subject to the Company's right to repurchase any unvested shares (subject to Paragraph 6 below) at the Employee's original cost upon his termination of employment, as provided in the Standard Agreements. In addition, the Company shall permit the Employee to pay the option exercise price with a full recourse loan (secured by the shares acquired with the loan) at the lowest interest rate available to avoid the imposition of imputed income under the tax laws to assist the Employee to exercise the Stock Options. Such loan shall be repayable upon the earlier of:
(i) the fifth year anniversary of the Effective Date; (ii) the date six (6) months after termination of the Employee's employment for any reason; or (iii) the date twelve (12) months after the Employee is first eligible to sell shares of the Company's stock that he holds following an initial public offering of the Company's shares; provided however that in the event of termination of the Employee Without Cause or the employee's Resignation for Good Reason, such loan shall be repayable upon the earlier of the events stated in clauses (i) or (iii) immediately preceding. Going forward, the Employee will be eligible to receive additional Stock Options at amounts and exercise prices then prevailing, but consistent with the proportional amounts of the original grant vis-a-vis other senior manager's original grant allotments.

     5.  DEFINITIONS APPLICABLE TO TERMINATIONS. For the purposes of
         --------------------------------------
"terminations" as described in Paragraph 6, the following definitions shall apply:

         5.1 A "Change of Control" is defined as and shall be deemed to have occurred if any of the following occurs with respect to the Company (except as may occur with a re-incorporation of the Company in Delaware in advance of an initial public offering of the Company's stock): (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is not the surviving party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company. The re-incorporation of the Company without a material change in voting rights of the stockholders of the Company shall not be deemed a Change in Control.

         5.2 "Good Reason" shall be defined as, and shall be deemed to exist, if any of the following conditions occur, provided that such conditions persist for fifteen (15) business days after written notice to the Board from the Employee and reasonable opportunity for the Company to cure: (i) the Company, its successors or assigns decreases the Employee's Base Salary; (ii) the Company, its successors or assigns makes a material, adverse change in the Employee's title, authority, responsibilities or duties, as measured against the Employee's title, authority, responsibilities or duties immediately prior to such change (provided that the Company or its successor may provide an equivalent position); (iii) the Company, its successors or assigns requires the relocation of the Employee's work place to a location outside the San Francisco Bay Area (i.e., outside Marin County, Contra Costa County, Alameda County, San Francisco County, San Mateo County or Santa Clara County); (iv) Patti Hart leaves the Company for reasons other than "Cause"; (v) covered above (vi) the Company, its successors or assigns materially breaches any provision of this Employment Agreement; or (vii) the Company fails to obtain the assumption of this Employment Agreement by any successor or assign of the Company.

         5.3 Termination for "Cause" is defined as a termination of the Employee based upon: (i) theft of the Company's assets; (ii) falsification of any employment applications; (ii) conviction of a felony or conviction of a crime involving fraud or dishonesty; or (iii) improper and willful disclosure of the Company's confidential or proprietary information that could materially harm the Company.

     6.  BENEFITS UPON TERMINATION. The Employee agrees that his employment may
         -------------------------
be terminated by the Company at any time, for any reason, with or without cause, and he shall be entitled as his sole remedy and compensation only the compensation provided, below, in this Section 6. In the event of the termination of the Employee's employment by the Company for any reasons set forth below, he shall be entitled to the following:

         6.1  Termination for "Cause". If the Employee's employment is
              -----------------------
terminated by the Company for "Cause" as described above, the Employee shall be entitled to no compensation or benefits from the Company other than those under Paragraph 3 earned up until such termination and, in the case of the Stock Options under Paragraph 4, shares vested through the date of termination.

         6.2  Voluntary Resignation. In the event of the Employee's voluntary
              ---------------------
resignation from employment with the Company, other than for Good Reason as described above, the Employee shall be entitled to no compensation or benefits from the Company other than those under Paragraph 3, earned up until such termination and, in the case of the Stock Options under Paragraph 4, shares vested through the date of his resignation.

         6.3  Death or Disability. In the event that the Employee's employment
              -------------------
terminates as a result of his death or continued disability for ninety (90) days ("disability" being defined as the inability to perform specifically the essential functions of the Employee's position as Chief Financial Officer), the Employee shall be entitled to the following as of the date of death or disability.

              (a) all accrued compensation and benefits earned through such date;

              (b) the removal of any "cliff date" in calculating the number of Stock Options vested upon the date of death or disability.

              (c) an immediate vesting of all Stock Options granted and unvested as of the date of death or disability. These Stock Options would be then deemed immediately exercisable and remain exercisable for the duration of the exercise period originally granted under the Company's Stock Option Plan.

         6.4  Termination Without Cause and/or Resignation for Good Reason. If
              ------------------------------------------------------------
the Employee's employment is terminated by the Company without Cause, or if the Employee resigns as an Employee of the Company for Good Reason (provided that the underlying conditions persist for fifteen (15) business days after written notice to the Company), then the Employee shall be entitled, on such date, to all of the following:

              (a) all accrued compensation, benefits and vesting earned through the date of termination or resignation;

              (b) a lump-sum severance payment equal to twelve months of the Employee's base salary and target incentive bonus, less applicable withholding, payable immediately.

              (c) the removal of any "cliff date" in calculating the number of Stock Options vested upon such date; and

              (d) The greater of: an immediate six (6) month acceleration in the vesting schedule, or fifty percent (50%) of any unvested Stock Options, shall be deemed to vest immediately on the date of termination or resignation. These vested, and all previously vested and unexercised, Stock Options would be then deemed immediately exercisable and remain exercisable for the duration of the exercise period originally granted under the Company's Stock Option Plan.

     7.  EMPLOYEE INVENTIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT. The
         ---------------------------------------------------------------
Employee agrees to abide by the terms and conditions of the Company's standard Employee Inventions and Proprietary Rights Assignment Agreement (as described in Attachment E).

     8.  NON-SOLICITATION. The Employee agrees that for a period of one (1) year
         ----------------
after the date of the termination of his employment for any reason, he shall not, either directly or indirectly; (i) solicit the services, or attempt to solicit the services, of any employee of the Company to any other person or entity; or (ii) solicit or otherwise encourage any supplier or other business contract of the Company to withdraw, curtail or cancel their business with the Company.

     9.  INDEMNIFICATION. The Company agrees to make the Employee a party to its
         ---------------
standard form of indemnification agreement (as described in Attachment F) as may be signed by the Company's other officers and directors from time to time. The Employee will be covered under the Company-provided Directors' and Officers' Liability Insurance Policies, which protections shall be commensurate with the duties, responsibilities and risks of the Chief Financial Officer position.

     10. DISPUTE RESOLUTION. In the event of any dispute or claim relating to or
         ------------------
arising out of this Employment Agreement (including, but not limited to, and claims of breach of contract, wrongful termination or age, sex, race or other discrimination), the Employee and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California in accordance with its National Employment Dispute Resolution rules, as those rules are currently in effect (and not as they may be modified in the future). The Employee acknowledges that by accepting this arbitration provision he is waiving any right to a jury trial in the event of such dispute. Provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of trade secrets or proprietary information.

     11. ATTORNEY'S FEES. In the event that the Employee must bring action
         ---------------
against the Company to remedy breaches of the above Agreement, or to enforce any right arising out of this Agreement, the following shall apply: (i) if the action brought by the Employee fails to win the decision in the arbitration, the Company shall not be liable to reimburse any costs incurred by the Employee;
(ii) if the action brought by the Employee prevails in the arbitration, the Company shall be liable to reimburse the Employee his incurred attorney's fees, arbitration costs and/or other costs associated with the action or actions.

     12. INTERPRETATION. The Employee and the Company agree that this Employment
         --------------
Agreement shall be interpreted in accordance with and governed by the laws of the State of California.

     13. SUCCESSORS AND ASSIGNS. This Employment Agreement shall inure to the
         ----------------------
benefit of and be binding upon the Company and its successors and assigns. In view of the personal nature of the services to be performed under this Employment Agreement by the Employee, he shall not have the right to assign or transfer any of his rights, obligations or benefits under the Employment Agreement, except as otherwise noted herein. This agreement may be assigned to the Company's successor without consent of the Employee (understanding Change in Control provisions still apply).

     14. ENTIRE AGREEMENT. This Employment Agreement constitutes the entire
         ----------------
employment agreement between the Employee and the Company regarding the terms and conditions of his employment with the Company. To the extent that there is any inconsistency between this Employment Agreement and any other agreement between The Employee and the Company, the terms of this Employment Agreement will govern. This Employment Agreement supersedes all prior negotiations, representations or agreements between the Employee and the Company, whether written or oral, concerning the Employee's employment by the Company.

     15. VALIDITY. If any one or more of the provisions (or any part thereof) of
         --------
this Employment Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

     16. MODIFICATION. This Employment Agreement and its Addenda may only be
         ------------
modified or amended by a supplemental written agreement signed by the Employee and the Company.

     17. COUNTERPARTS. This Employment Agreement may be executed in any number
         ------------
of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date and year written below.

Date: December 10, 1999                 TELOCITY, INC.

                                        By:  Beth S. Hart
                                             -----------------------------------
                                        Its: President - CEO
                                             -----------------------------------

Date: December 10, 1999                 /S/ EDWARD HAYES
                                        ----------------------------------------
                                        EMPLOYEE

                       Addendum to Employment Agreement


     This is an addendum to the employment Agreement between Telocity Delaware, Inc. (the "Company") and Edward J. Hayes, Jr. (the "Employee") dated December 10, 1999 (the "Employment Agreement"). In consideration for relocating to the Cupertino area to work for the Company, the Company agrees to pay Employee a housing subsidy allowance of $2,083.34 twice-a-month, less all applicable withholding, payable on the Company's regular payroll dates.

     These housing allowance payments will commence upon the Employee providing the Company documentary evidence that he has purchased a house in the area; a date anticipated to be on, or about, August 18th, 2000.

     The Employee acknowledges that this payment is intended to assist in offsetting the relative high cost of housing in the San Francisco Bay/Silicon Valley Area and is payable only for as long as the Employee is employed by the Company or, in the case of a termination Without Cause or resignation for Good Reason, for one year following such termination form the Company.

     The parties agree that, in the event of any dispute arising out of Employee's employment with the company, prior to taking any formal step toward litigation or arbitration of the dispute, they will in good faith prepare for and participate in a one-day mediation of the dispute with a mutually agreed-upon mediator.

     Unless otherwise modified herein, all of the terms and conditions of the Employment Agreement remain in full force and effect.



Company                                 Employee




____________________________________    ________________________________________
Signature                               Signature
Name:
Title:





Attachment: HUD Closing Statement

                                Alliance Title

August 18, 2000


Edward J. Hayes Jr. and Denise P Hayes





Escrow No:         11006777-008-SF
Property Address:  5668 Country Club Parkway
                   San Jose, CA 95138

Dear Mr. and Mrs. Hayes,

We are pleased to inform you that the above referenced escrow transaction has been closed. The following documentation has been provided for your disposition.

     .    Refund in the amount of $49,088.39

     .    Closing Statement and/or RESPA

     .    Original Withholding Exemption Certificate (California Form 590)

     Title Insurance Policy will follow under separate cover.
                            -----------

Any recorded documents to which you may be entitled will be mailed to you directly from the County Recorder's Office, under separate cover.

If, in the future, you sell of obtain a loan on this property, please ask your broker or agent to contact your team at Alliance Title Company regarding our short term rates, and other services available for you. We cannot close this letter without expressing to you our sincere appreciation for your business.

Thank you,

Alliance Title Company



Shirley Fleming
Escrow Officer

                       AMENDMENT TO EMPLOYMENT AGREEMENT
                       ---------------------------------

     This Amendment is made between Edward J. Hayes, Jr. ("Employee") and Telocity Delaware, Inc. (the "Company"), effective as of November 29, 2000.

                                      I.

                                   RECITALS

     A. Employee and the Company are parties to an Employment Agreement, as amended from time to time (the "Agreement").

     B. The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to ensure that the Company will have the continued service of Employee and dedication of Employee to the achievement of the Company's objectives through at least April 1, 2001.

     C. Employee enters into this Amendment and makes each of the representations and warranties set forth herein in order to obtain the benefits conferred by this Amendment.

                                      II.

                                   AGREEMENT

     In consideration of the mutual covenants contained herein, it is hereby agreed by and between the parties hereto that the Agreement shall be amended as follows:

     A. Termination Without Cause and/or Resignation for Good Reason. A new Clause (v) is hereby added to subparagraph D of Paragraph 6 of the Agreement as follows:

          (v) With respect to each Stock Option granted to Employee on or prior to September 29, 2000, the phrase "fifty percent (50%)" appearing in the foregoing clause (iv) of this subparagraph D shall be deemed deleted and replaced with the phrase "seventy-five percent (75%)".

     B.   Irrevocable Letter of Credit.  A new subparagraph E is hereby added to
          ----------------------------
Paragraph 3 of the Agreement as follows:

          E.  One-Time Incentive Bonus.  To provide incentive to the Employee to
              ------------------------
     devote his full energies and resources to realizing the Company's objectives and foregoing the consideration of other market opportunities the Company agrees to provide the Employee with an irrevocable letter of credit issued as of the effective date of this Amendment, November 29, 2000, in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00), payable on the "Bonus Payment Date" provided that no "Divesting Event" has occurred as of such date, and with an expiry date of no sooner than April 6, 2001. (The $750,000.00 amount discussed in the immediately preceding sentence shall be referred to in this Amendment as the "One-Time Incentive Bonus.") For purposes of this Paragraph 3.E, "Bonus Payment Date" shall mean the earlier of

     (i) April 1, 2001; (ii) a date upon which the Employee's employment is terminated by the Company without Cause such that the Employee is entitled to all compensation and benefits provided in Paragraph 6.D of the Agreement; or (iii) a date upon which the Employee resigns his employment with the Company for Good Reason such that the Employee is entitled to all compensation and benefits provided in Paragraph 6.D of the Agreement. For purposes of this Paragraph 3.E, "Divesting Event" shall mean any of the following: (i) the Employee's employment is terminated for Cause prior to April 1, 2001; (ii) the Employee voluntarily resigns his employment with the Company other than for Good Reason prior to April 1, 2001; (iii) if at any time after execution of this Agreement and prior to April 1, 2001 the Employee conveys to a third party or an authorized recruiter for such third party a genuine interest in a position of employment for himself with such third party; or (iv) if at any time after execution of this Amendment and prior to April 1, 2001 the Employee willfully fails to provide notice via voice mail to Patti Hart of Employee's receipt of any inquiry from a third party or an authorized recruiter for such third party regarding Employee's interest in a position of employment for himself with such third party. Prior to or concurrently with the execution of this Amendment, the Company shall establish an irrevocable letter of credit, with a bank selected by the Company to provide for the payment to Employee of $750,000.00 on the terms and conditions of this Paragraph 3.E. The letter of credit is provided by tile Company as security for the One-Time Incentive Bonus and the Employee retains all rights and full recourse against the Company if Employee is not paid the full amount of the One-Time Incentive Bonus under the letter of credit. Notwithstanding the provisions of this Paragraph 3.E, the Company shall take all commercially reasonable steps as soon as possible upon the effective date of the Amendment to the Agreement to arrange for and obtain all amendment to the letter of credit discussed in this Paragraph 3.E, extending the expiration date of such letter of credit to April 30, 2001.

     C.   Insurance Policy.  A new subparagraph F is hereby added to Paragraph 3
          ----------------
of the Agreement as follows:

          F.  Insurance Policy.  Upon the effective date and continuing until
              ----------------
     April , 2001, provided that no Divesting Event has occurred, Employee shall be entitled to participate in a life insurance and continued disability policy, provided at the Company's expense, with coverage in the amount of Seven Hundred and Fifty Thousand Dollars ($750,000.00) payable to Employee or his beneficiaries upon death or continued disability, as the latter term is defined in the Employment Agreement.

     D.   No Other Modification.  Except as modified by this Amendment, the
          ---------------------
Agreement shall remain in full force and effect.

                     III.REPRESENTATIONS, WARRANTIES &
                         -----------------------------
                               ACKNOWLEDGMENTS
                               ---------------

     In agreeing to provide new benefits to employees, the Company expects to make an investment in continued commitment, effort, and effectiveness. In doing so, the Company must rely on the employee's confirmation that there exists no disagreement or dispute which has not yet been expressed to the Company. Accordingly, Employee represents, warrant and acknowledges that:

      A. Except with respect to facts that Employee has already specifically described in writing under the complaint procedures set forth in the Company's Employment Manual, to his knowledge there are no causes, facts, things, acts or omissions existing upon which Employee alone would base a material disagreement of any kind with the Company, including but not limited to such facts, which up to the execution of this Amendment alone might form the basis for a resignation for Good Reason, a claim for any kind for harassment, breach of contract, constructive termination, misrepresentation, race discrimination, age discrimination, gender discrimination, or any other improper or illegal discrimination or employment-related proceeding.

      B. A court will conclusively presume the accuracy of the above representations to be true under California Evidence Code (S) 622, which presumes the accuracy of facts recited in a signed writing. In entering this Amendment, Company will rely on the accuracy of the above (S) recited facts, meaning that under California Evidence Code (S) 623, Employee may not later contradict them. Nevertheless, nothing in this paragraph would preclude evidence of causes, facts, things, acts or omissions that occur (or of which Employee becomes aware) after Employee signs this agreement .

      IN WITNESS WHEREOF, each of the parties has signed this Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Telocity Delaware, Inc.

By: _______________________________     ________________________________________
                                        Edward J. Hayes, Jr.
Title: ____________________________

Date & Time: ______________________     Date & Time: ___________________________

                   FURTHER AMENDMENT TO EMPLOYMENT AGREEMENT
                   -----------------------------------------

     This is a Further Amendment, dated December 17, 2000, to the Employment Agreement between Edward J. Hayes, Jr. ("Employee") and Telocity Delaware, Inc. (the "Company"), as amended from time to time, including by the Amendment to Employment Agreement dated November 29, 2000 (the Employment Agreement between the parties, as amended through November 29, 2000, shall be referred to herein as the "Agreement").

                                I.  RECITALS
                                ------------

     A.  Employee and the Company are parties to the Agreement;

     B. Employee and the Company desire to correct certain terms in the Agreement; and

     C. All capitalized terms used herein and not otherwise defined have the meanings set forth in the Agreement.

                                II.  AGREEMENT
                                --------------
     In consideration of the mutual covenants contained herein, it is hereby agreed by and between the parties hereto that the Agreement shall be amended as follows:

     A.   Irrevocable Letter of Credit.  SubParagraph E of Paragraph 3 of the
          ----------------------------
Agreement is hereby amended and restated in its entirety as follows:

          E.  One-Time Incentive Bonus.  To provide incentive to the Employee to
              ------------------------
     devote his full energies and resources to realize the Company's objectives and foregoing the consideration of other market opportunities the Company agrees to provide the Employee with an irrevocable letter of credit in the amount of Seven Hundred and Fifty Thousand dollars ($750,000.00), payable on the "Incentive Payment Date" provided that no "Divesting Event" has occurred as of such date, and with an expiry date of no sooner than April 6, 2001. (The $750,000.00 amount discussed in the immediately preceding sentence shall be referred to as the "One-Time Incentive Bonus.") For purposes of this Paragraph 3.E, "Incentive Payment Date" shall mean the earlier of (i) April 1, 2001; (ii) a date upon which the Employee's employment is terminated by the Company without Cause such that the Employee is entitled to all compensation and benefits provided in Paragraph 6.D of the Agreement; or (iii) a date upon which the Employee resigns his employment with the Company for Good Reason such that the Employee is entitled to all compensation and benefits provided in Paragraph 6.D of the Agreement. For purposes of this Paragraph 3.E, "Divesting Event" shall mean any of the following: (i) the Employee's employment is terminated for Cause prior to April 1, 2001; (ii) the Employee voluntarily resigns his employment with the Company other than for Good Reason prior to April 1, 2001; (iii) if at any time after execution of the Amendment to Employment Agreement dated November 29, 2000 and prior to

     April 1, 2001 the Employee conveys to a third party or an authorized recruiter for such third party a genuine interest in a position of employment for himself with such third party; or (iv) if at any time after execution of the Amendment to Employment Agreement dated November 29, 2000 and prior to April 1, 2001 the Employee willfully fails to provide notice via voicemail to Patti Hart of Employee's receipt of any inquiry from a third party or an authorized recruiter for such third party regarding Employee's interest in a position of employment for himself with such third party. Prior to or concurrently with the execution of the Amendment to Employment Agreement dated November 29, 2000, the Company shall establish an irrevocable letter of credit, with a bank selected by the Company to provide for the payment to Employee of $750,000.00 on the terms and conditions of this Paragraph 3.E. The letter of credit is provided by the Company as security for the One-Time Incentive Bonus and the Employee retains all rights and full recourse against the Company if Employee is not paid the full amount of the One-Time Incentive Bonus under the letter of credit. Notwithstanding the provisions of this Paragraph 3.E, the Company shall take all commercially reasonable steps as soon as possible upon the effective date of the Amendment to Employment Agreement dated November 29, 2000 to arrange for and obtain an amendment to the letter of credit discussed in this Paragraph 3.E, extending the expiration date of such letter of credit to April 30, 2001.

          C.   No Other Modification.  Except as modified by this Further
               ---------------------
     Amendment, the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, each of the parties has signed this Further Amendment, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Telocity Delaware, Inc.

By:    Patti Hart                         /s/  Edward J. Hayes, Jr.
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Title:    CEO                             Edward J. Hayes, Jr.
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Date & Time:  December 10, 1999          Date & Time:  December 10, 1999
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